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11--STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

EDAC TECHNOLOGIES CORPORATION





                                                  Three Months Ended
                                                        March 31
                                                -----------------------
                                                    1997        1996
                                                ----------  -----------

Primary:
  Average shares outstanding                     3,762,208    3,653,540
  Net effect of dilutive stock
     options based on the
     treasury stock method using
     average market price                          130,207      111,764
                                                ----------  -----------

                         TOTALS                  3,892,415    3,765,304
                                                ==========  ===========

          Net income                            $  255,961  $    58,148
                                                ==========  ===========

          Net income per share                  $     0.07  $      0.02
                                                ==========  ===========



Fully diluted:
  Average shares outstanding                     3,762,208    3,653,540
  Net effect of dilutive stock
     options based on the
     treasury stock method using
     quarter end market price
     if higher than average
     market price                                  138,916      119,716
                                                ----------  -----------

                         TOTALS                  3,901,124    3,773,256
                                                ==========  ===========

          Net income                            $  255,961  $    58,148
                                                ==========  ===========

          Net income per share                  $     0.07  $      0.02
                                                ==========  ===========